EXHIBIT 99.1

NEWS
RELEASE

2004-01

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL ANNOUNCES DELAY IN TRIAL DATE WITH HOLLY CORP.

HOUSTON, TEXAS, January 6, 2004 – Frontier Oil Corporation (NYSE: FTO) announced that the trial of its lawsuit against Holly Corporation, scheduled to begin in Delaware Chancery Court on January 12, 2004, has been delayed. A new trial date is expected to be announced next week, but it appears likely that the trial will not begin before the end of February.

The trial delay was caused by Holly’s late production, on the afternoon of Friday, January 2, 2004, of approximately 500 pages of handwritten notes and other documents, most of which were reported to have come from the files of its general counsel. Frontier is evaluating the impact of this extraordinary development and is considering its remedies. In addition to agreeing to delay the trial, Holly has agreed in a hearing before the Vice Chancellor of the Delaware Court to pay Frontier’s costs and fees reasonably necessitated by this late document production.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include those concerning contemplated transactions, strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

* * * * * *